EXHIBIT 8.1

SIDLEY AUSTIN LLP ONE SOUTH DEARBORN CHICAGO, IL 60603 (312) 853 7000 (312) 853 7036 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG LONDON	LOS ANGELES NEW YORK SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

FOUNDED 1866

November 12, 2008

Exelon Corporation

10 South Dearborn Street

P.O. Box 805379

Chicago, Illinois 60680-5379

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as United States tax counsel to Exelon Corporation, a Pennsylvania corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-4, which includes a prospectus/offer to exchange (the “Registration Statement”) which was filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof, relating to the registration of common stock of the Company to be issued by the Company in connection with the offer to exchange described in the Registration Statement.

In connection with this opinion letter, we have reviewed the Registration Statement and have examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion. Our opinion is based solely upon provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect.

Based upon and subject to the foregoing, the statements made in the Registration Statement under the heading “The Offer—Material U.S. Federal Income Tax Consequences,” insofar as they purport to constitute summaries of matters of U.S. federal tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion letter is rendered as of the date hereof based on the law and facts in existence on the date hereof, and we do not undertake, and hereby disclaim, any obligation to advise you of any changes in law or fact, whether or not material, which may be brought to our attention at a later date.

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships

November 12, 2008

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 8.1 to the Registration Statement. We are furnishing this opinion letter to you solely in connection with the filing of the Registration Statement.

Very truly yours,

/s/ Sidley Austin LLP